Exhibit 99.1

Barnes & Noble Reports First Quarter Financial Results

Declares Quarterly Dividend

NEW YORK--(BUSINESS WIRE)--Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller, today reported sales and earnings for the first quarter ended May 3, 2008. In addition, the company also announced that its Board of Directors declared a quarterly cash dividend of $0.25 per share for stockholders of record at the close of business on June 9, 2008, payable on June 30, 2008.

Sales for the first quarter increased 1.1% to $1.2 billion. Barnes & Noble store sales increased 1.1% to $1.0 billion, with comparable store sales decreasing 1.5% for the quarter, marginally below guidance for slightly negative comparable store sales. Barnes & Noble.com comparable sales were $99.6 million for the quarter, a 7.2% increase compared to the prior year period.

Bestselling titles during the quarter included John Grisham’s The Appeal, Randy Pausch’s The Last Lecture, Michael Pollan’s In Defense of Food, Sophie Kinsella’s Remember Me? and Jodi Picoult’s Change of Heart.

During the first quarter Barnes & Noble reached an agreement in principle with the State of California (subject to final Board of Equalization review and approval expected at the end of May) to settle its long-standing dispute regarding the collection of sales and use taxes on sales made by Barnes & Noble.com from 1999 to 2005. As a result, the company recorded a one-time pre-tax charge of approximately $8.3 million.

Including the one-time charge noted above, the first quarter net loss was $2.2 million or $0.04 per share. Excluding the charge, first quarter net earnings on an operating basis were $0.05 per share, at the low end of the company’s guidance of $0.05 to $0.10 per share.

In the first quarter of 2008, the company acquired 6.5 million shares under its share repurchase program at an average price of $30.57 per share or $199.7 million in total.

GUIDANCE

Based on lower than expected first quarter sales results and the overall retail sales environment, the company is lowering its full-year comparable store sales guidance at Barnes & Noble stores from slightly positive to slightly negative. Additionally, due to the difficult comparison against last year’s July release of Harry Potter and the Deathly Hallows, second quarter comparable store sales are expected to decrease in the low to mid-single digits.

Although the company is lowering its sales forecast, it continues to expect full-year earnings per share to be in a range of $1.70 to $1.90 based on a reduced fully diluted share count of 58.5 million shares as a result of the share repurchase activity noted above. Second quarter earnings per share are expected to be in a range of $0.08 to $0.13.

As of May 3, 2008, the company operated 717 Barnes & Noble stores and 83 B. Dalton stores. During the first quarter, eleven Barnes & Noble stores were opened and seven were closed. B. Dalton closed two stores during the quarter.

A conference call with Barnes & Noble, Inc.’s senior management will be webcast beginning at 10:00 A.M. ET on Thursday, May 22, 2008, and is accessible at www.barnesandnobleinc.com/webcasts. The call will also be archived at www.earnings.com for one year.

Barnes & Noble, Inc. will report second quarter earnings on or about August 21, 2008.

ABOUT BARNES & NOBLE, INC.

Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller and a Fortune 500 company, operates 800 bookstores in 50 states. For the fourth year in a row, the company is the nation’s top bookseller brand, as determined by a brand's overall strength based on its combination of familiarity, quality and purchase intent, according to the EquiTrend® Brand Study by Harris Interactive®. Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web’s largest e-commerce sites.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

SAFE HARBOR

This press release contains “forward-looking statements.” Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product shortages, and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

BARNES & NOBLE, INC. AND SUBSIDIARIES Consolidated Statements of Operations (In thousands, except per share data)

	13 weeks ended	13 weeks ended
	May 3, 2008	May 5, 2007

Sales	$1,158,139	1,145,395
Cost of sales and occupancy	810,530	811,364
Gross profit	347,609	334,031
Selling and administrative expenses	307,268	295,208
Depreciation and amortization	42,177	45,508
Pre-opening expenses	4,537	1,034
Operating loss	(6,373)	(7,719)
Interest income, net	833	3,138
Loss before taxes and minority interest	(5,540)	(4,581)
Income taxes	(2,214)	(1,832)
Loss before minority interest	(3,326)	(2,749)
Minority interest	1,102	1,078
Net loss	$(2,224)	(1,671)

Loss per common share:
Basic	$(0.04)	(0.03)
Diluted	$(0.04)	(0.03)

Weighted average common shares outstanding
Basic	57,614	65,209
Diluted	57,614	65,209

Percentage of sales:
Sales	100.0%	100.0%
Cost of sales and occupancy	70.0%	70.8%
Gross profit	30.0%	29.2%
Selling and administrative expenses	26.5%	25.8%
Depreciation and amortization	3.6%	4.0%
Pre-opening expenses	0.4%	0.1%
Operating loss	-0.6%	-0.7%
Interest income, net	0.1%	0.3%
Loss before taxes and minority interest	-0.5%	-0.4%
Income taxes	-0.2%	-0.2%
Loss before minority interest	-0.3%	-0.2%
Minority interest	0.1%	0.1%
Net loss	-0.2%	-0.1%

BARNES & NOBLE, INC. AND SUBSIDIARIES Consolidated Balance Sheets (In thousands)

	May 3, 2008	May 5, 2007	February 2, 2008

ASSETS
Current assets:
Cash and cash equivalents	$26,079	120,676	361,047
Receivables, net	93,795	103,167	112,199
Merchandise inventories	1,365,263	1,378,186	1,366,858
Prepaid expenses and other current assets	125,199	124,188	125,577
Total current assets	1,610,336	1,726,217	1,965,681

Property and equipment:
Land and land improvements	3,247	3,247	3,247
Buildings and leasehold improvements	1,062,251	991,706	1,055,870
Fixtures and equipment	1,344,865	1,306,701	1,341,568
	2,410,363	2,301,654	2,400,685
Less accumulated depreciation and amortization	1,590,376	1,513,775	1,576,052
Net property and equipment	819,987	787,879	824,633

Goodwill	254,168	258,619	255,290
Intangible assets, net	86,842	90,541	87,987
Deferred taxes	103,084	104,555	102,633
Other noncurrent assets	13,619	14,230	13,602
Total assets	$2,888,036	2,982,041	3,249,826

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$746,153	752,017	854,671
Accrued liabilities	599,481	550,805	735,496
Total current liabilities	1,345,634	1,302,822	1,590,167

Long-term debt	86,700	-	-
Deferred taxes	173,496	160,273	173,496
Other long-term liabilities	401,437	372,063	399,390

Minority interest	10,133	8,750	12,053

Shareholders' equity:
Common stock; $.001 par value; 300,000 shares
authorized; 87,066, 85,113 and 86,754
shares issued, respectively	87	85	87
Additional paid-in capital	1,240,580	1,181,925	1,233,343
Accumulated other comprehensive loss	(9,569)	(6,979)	(9,523)
Retained earnings	685,336	588,739	696,861
Treasury stock, at cost, 32,995, 20,213
and 26,461 shares, respectively	(1,045,798)	(625,637)	(846,048)
Total shareholders' equity	870,636	1,138,133	1,074,720
Commitments and contingencies	-	-	-
Total liabilities and shareholders' equity	$2,888,036	2,982,041	3,249,826

CONTACT:
Media:
Barnes & Noble, Inc.
Mary Ellen Keating, 212-633-3323
Senior Vice President
Corporate Communications
or
Investor:
Barnes & Noble, Inc.
Joseph J. Lombardi, 212-633-3215
Chief Financial Officer